Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2012, relating to the financial statements and financial statement schedules of Great Plains Energy Incorporated and subsidiaries and the effectiveness of Great Plains Energy Incorporated and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Great Plains Energy Incorporated and subsidiaries for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/DELOITTE & TOUCHE LLP

Kansas City, Missouri

March 14, 2012